Exhibit 99.1

FOR IMMEDIATE RELEASE WEDNESDAY, NOVEMBER 15, 2006 Contact:
	David J. Vander Zanden President / CEO 920-882-5602	David G. Gomach EVP / CFO 920-882-5854
Julie A. Piton
W6316 Design Drive, Greenville, WI 54942	VP Finance & Investor Relations
P.O. Box 1579, Appleton, WI 54912-1579	920-882-5606

SCHOOL SPECIALTY TO OFFER CONVERTIBLE SUBORDINATED DEBENTURES

Greenville, WI, November 15, 2006 – School Specialty, Inc. (NASDAQ: SCHS) announced today that it intends to offer, subject to market conditions and other factors, $125 million principal amount of its Convertible Subordinated Debentures due 2026 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the company has granted the initial purchaser an option to purchase up to an additional $25 million principal amount of the debentures to cover over-allotments, if any.

School Specialty expects that the debentures will be unsecured, subordinated obligations of the company, will pay interest semi-annually, and will be convertible into a combination of cash and shares of School Specialty common stock upon satisfaction of certain conditions. The debentures are expected to be redeemable at School Specialty’s option on or after November 30, 2011, and holders of the debentures will on specified dates and upon the occurrence of certain circumstances have the right to require School Specialty to repurchase all or some of their debentures.

School Specialty intends to repurchase, concurrently with the closing of the offering, up to $40 million of its common stock under its recently updated share repurchase program. The $40 million includes the remaining capacity under the June 2006 buyback authorization. The company intends to apply the remaining net proceeds toward the retirement of a portion of its existing bank debt.

The convertible notes and the shares of common stock issuable upon conversion will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities.

Through leading brands, School Specialty designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and classroom basics.

Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential.